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                                                                EXHIBIT 4.03 (B)
                                                                ----------------


                   OCCUPATIONAL HEALTH + REHABILITATION INC
                               175 Derby Street
                         Hingham, Massachusetts 02043



Mr. George H. Dixon, Director          December 30, 1998
BankBoston, N.A.
100 Federal Street
Boston, Massachusetts 02110

     Re:  Revolving Credit Agreement

Dear Mr. Dixon:

     Reference is made to that certain Revolving Credit Agreement, dated as of November 13, 1997 (the "Credit Agreement"), between Occupational Health + Rehabilitation Inc (the "Company") and BankBoston, N.A. (the "Bank"). Capitalized terms used and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement, in each case, as amended by this letter agreement.

     The Company has requested that the Bank consent to the amendments to the Credit Agreement provided below, which amendments would have the effect of (i) increasing the Company Credit Commitment from $2,500,000 to $5,000,000, (ii) reducing the JV Credit Commitment from $4,500,000 to $2,000,000, (iii) waiving the required Minimum Net Worth for the fiscal year ending December 31, 1998, and
(iv) extending the Credit Expiration Date to December 31, 1999.

     Section 1.1 of the Credit Agreement is hereby amended by deleting the amount "$2,500,000" appearing in subsection (a) thereof and inserting in lieu thereof the amount "$5,000,000." Section 1.1 of Credit Agreement is hereby further amended by deleting the amount "$4,500,000" appearing in subsection (b) thereof and inserting in lieu thereof the amount "$2,000,000." Section 1.1 of the Credit Agreement is hereby further amended by deleting the date "September 30, 1999" appearing therein and inserting in lieu thereof the date "December 31, 1999." Effective December 31, 1998, Section 1.4(a)(ii) of the Credit Agreement is hereby amended by deleting the figure "one-half percent (1/2%)" appearing therein and inserting in lieu thereof the figure "sixty-five one-hundredths percent (65/100%)." The Bank hereby waives the Minimum Net Worth requirement
for the fiscal year ending December 31, 1998.   Section 1.1 of Exhibit A to the
Credit Agreement (the JV Revolving Credit Agreement) is hereby amended by deleting the amount "4,500,000" and the date "September 30, 1999" appearing therein and inserting in lieu thereof the amount "$2,000,000" and the date "December 31, 1999" respectively. The form of JV Borrower Revolving Credit Note (as defined in the JV
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Revolving Credit Note (as defined in the JV Revolving Credit Agreement) is hereby amended by deleting the date "September 30, 1999" appearing in the first paragraph thereof and inserting in lieu thereof the date "December 31, 1999." Except as amended hereby, the Credit Agreement and each of the other Company Loan Documents shall remain in full force and effect. Concurrently with the execution and delivery of this letter, the Company shall execute and deliver to the Bank a replacement Company Revolving Credit Note in the form attached hereto as Exhibit A, and the Company shall pay to the Bank a fee in the amount of $7,500, which fee shall be paid in consideration of the Bank's agreements herein and to pay the attorneys' fees of counsel to the Bank in connection with this letter.

     If you are in agreement with the foregoing, please execute each of the accompanying counterparts to this letter, whereupon this letter shall become a binding agreement under seal between the Company and the Bank. Please then return one of such counterparts to the Company.


                                         Very truly yours,



                                         OCCUPATIONAL HEALTH +
                                         REHABILITATION INC


                                         By: /s/ RICHARD P. QUINLAN
                                            -----------------------------
                                             Chief Financial Officer and
                                             Treasurer


ACKNOWLEDGED AND AGREED:

BANKBOSTON, N.A.



By: /s/ George H. Dixon
    --------------------
         Director